EXHIBIT 3.2

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:	Dwango North America Corp.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

RESOLVED, that pursuant to authority vested in the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors does hereby provide for the creation of a series of Preferred Stock, $.001 par value (hereinafter called the “Preferred Stock”), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Articles of Incorporation of the Corporation, does hereby fix the same as follows:

Certificate of Designation of Series B Convertible Preferred Stock

consisting of 3,000 shares @ $.001 par value.

[see attached]

3.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4.	Officer Signature:	/s/ J. Paul Quinn

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.1955 Designation 2003 Revised on 11/03/03

DWANGO NORTH AMERICA CORP.

CERTIFICATE OF DESIGNATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 78.1955 of the General Corporation

Law of the State of Nevada)

Dwango North America Corp., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.1955 of the General Corporation Law of the State of Nevada (the “NGCL”), DOES HEREBY CERTIFY:

That pursuant to authority vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on August 25, 2004 adopted a resolution providing for the creation of a series of the Corporation’s Preferred Stock, $.001 par value, which series is designated as “Series B Convertible Preferred Stock,” which resolution is as follows:

RESOLVED, that pursuant to authority vested in the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors does hereby provide for the creation of a series of Preferred Stock, $.001 par value (hereinafter called the “Preferred Stock”), of the Corporation, and to the extent that the voting powers and the designations, preferences and relative, participating, optional or other special rights thereof and the qualifications, limitations or restrictions of such rights have not been set forth in the Articles of Incorporation of the Corporation, does hereby fix the same as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

“Accrual Amount” means with respect to any share of Series B Convertible Preferred Stock on any date the amount of all accrued but unpaid dividends on such share from the Issuance Date to the date of determination.

“Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregation Parties” shall have the meaning set forth in Section 10(g).

“AMEX” means the American Stock Exchange, Inc.

“Average Market Price” for any date means the arithmetic average of the Market Price for each of the Trading Days during the applicable Measurement Period.

“Board of Directors” or “Board” means the Board of Directors of the Corporation.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Corporation to have been duly adopted by the Board of Directors, or duly authorized committee thereof (to the extent permitted by applicable law), and to be in full force and effect on the date of such certification, and delivered to the Holders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Common Stock” includes the Common Stock, $.001 par value, of the Corporation as authorized on the date hereof, and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise and any stock (other than Common Stock) and other securities of the Corporation or any other Person which any Holder at any time shall be entitled to receive, or shall have received, on the exercise of conversion rights of the Series B Convertible Preferred Stock, in lieu of or in addition to Common Stock.

“Common Stock Equivalent” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

“Conversion Agent” means Interwest Transfer Company, or its duly appointed successor, as conversion agent for the Series B Convertible Preferred Stock.

“Conversion Date” means the date on which a Conversion Notice is given by a Holder, whether by mail, courier, personal service, telephone line facsimile transmission or other means, as provided in Section 10(b).

“Conversion Notice” means a written notice, duly signed by or on behalf of a Holder substantially in the form set forth in Section 14(a).

“Conversion Price” means $.95; provided, however, that the Conversion Price shall be subject to adjustment as provided in Section 10.

“Converted Market Price” means, for any share of Series B Convertible Preferred Stock as of any date of determination, an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, at the time of such determination, be issuable on conversion in accordance with Section 10(a) of one share of Series B Convertible Preferred Stock if a Conversion Notice were given by the holder of such share of Series B Convertible Preferred Stock on the date of such determination (determined without regard to any limitation on conversion based on beneficial ownership contained in Section 10(g)) times (y) the Average Market Price of the Common Stock during the Measurement Period for the date of such determination.

“Corporation Certificate” means a certificate of the Corporation signed by an Officer setting forth in reasonable detail the computations provided for in Section 78.288 of the NGCL (or any such successor or replacement provisions or laws) and the amount that would be available for payment of the Optional Redemption Price of the Series B Convertible Preferred Stock if the Holders had exercised their redemption rights under Section 11.

“Corporation Notice” means a Corporation Notice substantially in the form set forth in Section 14(c).

“Current Fair Market Value” when used with respect to the Common Stock as of a specified date means with respect to each share of Common Stock the average of the closing prices of the Common Stock sold on all securities exchanges (including the Nasdaq and the Nasdaq SmallCap Market) on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on such day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York City time, or, if on such day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five Trading Days consisting of the day as of which the Current Fair Market Value of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the four consecutive Trading Days prior to such day. If on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Fair Market Value of Common Stock shall be the highest price per share which the Corporation could then obtain from a willing buyer (not an employee or director of the Corporation at the time of determination) in an arm’s length transaction for shares of Common Stock sold by the Corporation, from authorized but unissued shares, as determined in good faith by the Board of Directors.

“Current Market Price” shall mean the arithmetic average of the daily Market Prices per share of Common Stock for the ten consecutive Trading Days ending on and including the Trading Day immediately prior to the date in question; provided, however, that (1) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 10(c)(1), (2), (3), (4), (5), (6), (7) or (8), occurs during such ten consecutive Trading Days, the Market Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Market Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (2) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the

Conversion Price pursuant to Section 10(c)(1), (2), (3), (4), (5), (6), (7) or (8), occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Market Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Market Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (3) if the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Market Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 10(c)(4) or (6), whose determination shall be conclusive and described in a Board Resolution) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date. For purposes of any computation under Section 10(c)(6), the Current Market Price of the Common Stock on any date shall be deemed to be the arithmetic average of the daily Market Prices per share of Common Stock for such day and the next two succeeding Trading Days; provided, however, that if the “ex” date for any event (other than the Tender Offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 10(c)(1), (2), (3), (4), (5), (6), (7) or (8), occurs on or after the Expiration Time for the Tender Offer requiring such computation and prior to the day in question, the Market Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Market Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Market Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any Tender Offer means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the Expiration Time of such Tender Offer. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to Section 10(c), such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 10(c) and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Eligible Bank” means a corporation organized or existing under the laws of the United States or any other state, having combined capital and surplus of at least $100 million and subject to supervision by federal or state authority and which has a branch located in New York, New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Time” shall have the meaning provided in Section 10(c)(6).

“Extended Redemption Date” means with respect to any shares of Series B Convertible Preferred Stock to which Section 9 applies, the date that is 30 days after the date on which the Corporation is no longer restricted from redeeming shares of Series B Convertible Preferred Stock by reason of a restriction contained in Section 78.288 of the NGCL.

“Fundamental Change” means

(a) Any consolidation or merger of the Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Corporation or a wholly-owned Subsidiary) where the stockholders of the Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction; or the sale of all or substantially all of the assets of the Corporation and the Subsidiaries in a single transaction or a series of related transactions; or

(b) The occurrence of any transaction or event in connection with which all or substantially all the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or will, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting of securities prices; or

(c) The acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Corporation representing 50% or more of the combined voting power of the outstanding voting securities of the Corporation ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors.

“Generally Accepted Accounting Principles” for any person means the generally accepted accounting principles and practices applied by such person from time to time in the preparation of its audited financial statements.

“Holder” means at any time with respect to any share of Series B Convertible Preferred Stock the Person shown as the holder of record of such share of Series B Convertible Preferred Stock on the records of the Corporation relating to the Series B Convertible Preferred Stock which records are maintained in accordance with applicable law.

“Holder Notice” means a Holder Notice substantially in the form set forth in Section 14(d).

“Indebtedness” as used in reference to any Person means all indebtedness of such Person for borrowed money, the deferred purchase price of property, goods and services and obligations under leases which are required to be capitalized in accordance with Generally

Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such Person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such Person, although such Person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such Person.

“Issuance Date” means the first date of original issuance of any shares of Series B Convertible Preferred Stock.

“Junior Dividend Stock” means, collectively, the Common Stock and any other class or series of capital stock of the Corporation ranking junior as to dividends to the Series B Convertible Preferred Stock.

“Junior Liquidation Stock” means the Common Stock or any other class or series of the Corporation’s capital stock ranking junior as to liquidation rights to the Series B Convertible Preferred Stock.

“Liquidation Preference” means, for each share of Series B Convertible Preferred Stock, the sum of (i) an amount equal to the Accrual Amount thereon to the date of final distribution to such holders and (ii) $1,000.00.

“Majority Holders” means at any time the holders of shares of Series B Convertible Preferred Stock which shares constitute a majority of the outstanding shares of Series B Convertible Preferred Stock.

“Mandatory Redemption Date” means August 26, 2007.

“Mandatory Redemption Notice” means a Mandatory Redemption Notice substantially in the form set forth in Section 14(b).

“Mandatory Redemption Price” means an amount in cash equal to the sum of (A) the Stated Value plus (B) an amount equal to the Accrual Amount plus (C) an amount equal to accrued and unpaid interest, if any, on cash dividends in arrears on such share of Series B Convertible Preferred Stock to the Mandatory Redemption Date.

“Market Price” with respect to any security on any day shall mean the closing bid price of such security on such day on the Nasdaq, the NYSE or the AMEX, as applicable, or, if such security is not listed or admitted to trading on the Nasdaq, the NYSE or the AMEX, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, in any such case as reported by Bloomberg, L.P. (or if such source ceases to be available, comparable source selected by the Holder and acceptable to the Company in its reasonable judgment) or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question, as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution.

“Measurement Period” means, with respect to any date, the period of ten consecutive Trading Days ending on the Trading Day prior to such date.

“Nasdaq” means the Nasdaq National Market.

“Nasdaq SmallCap” means the Nasdaq SmallCap Market.

“1933 Act” means the Securities Act of 1933, as amended.

“NYSE” means the New York Stock Exchange, Inc.

“Optional Redemption Event” means any one of the following events:

(1) The Common Stock ceases to be listed for trading on any of the Nasdaq, the Nasdaq SmallCap, the NYSE, the AMEX or the Over the Counter Bulletin Board and is not simultaneously listed on one of the other such markets or exchanges;

(2) The Corporation shall (A) default in the timely performance of the obligation to issue shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock as and when required by Section 10 or (B) fail or default in the timely performance of any material obligation (other than as specifically set forth elsewhere in this definition) to a holder of shares of Series B Convertible Preferred Stock under the terms of this Certificate of Designations or under the Subscription Agreement, the Warrants or any other agreement or document entered into in connection with the issuance of shares of Series B Convertible Preferred Stock, as such instruments may be amended from time to time; provided, however, that (i) with respect to the first two occurrences of an event described in clause (A) above, each of such events shall be an Optional Redemption Event only if such default shall have continued for a period of five Trading Days after notice thereof is given to the Corporation by any holder of shares of Series B Convertible Preferred Stock and (ii) an event described in clause (B) above shall be an Optional Redemption Event only if such failure or default shall have continued for a period of 30 days after notice thereof is given to the Corporation by any holder of shares of Series B Convertible Preferred Stock;

(3) Any Fundamental Change;

(4) Any material representation or warranty of the Corporation made herein or in any other Transaction Document shall be false or misleading in any material respect when made or deemed made;

(5) The Corporation or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due;

(6) An involuntary case or other proceeding shall be commenced against the Corporation or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty consecutive days;

(7) Any court of competent jurisdiction shall enter one or more final judgments against the Corporation or any Subsidiary or any of their respective properties or other assets in an aggregate amount in excess of $500,000, which is not vacated, appealed, bonded, stayed, discharged, satisfied or waived for a period of thirty consecutive days;

(8) (A) The Corporation or any Subsidiary shall (i) default in any payment with respect to any Indebtedness which Indebtedness has an outstanding principal amount in excess of $250,000 individually or $750,000 in the aggregate for the Corporation and the Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement, covenant or condition relating to any Indebtedness of the Corporation or any of its Subsidiaries which has an outstanding principal amount in excess of $250,000 individually or $750,000 in the aggregate or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity and such default or event shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created (after giving effect to any consent or waiver obtained and then in effect thereunder) and such default shall continue for five days (or to such earlier date as the holder of any other Indebtedness shall declare the same due and payable by reason of such default); or (B) any Indebtedness of the Corporation or any of its Subsidiaries which has an outstanding principal amount in excess of $250,000 individually or $750,000 in the aggregate shall, in accordance with its terms, be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or required payment prior to the stated maturity thereof; or

(9) The adoption of any amendment to the Corporation’s Articles of Incorporation, without the consent of the Majority Holders, which materially and adversely affects the rights of any holder of shares of Series B Convertible Preferred Stock.

“Optional Redemption Price” means an amount in cash equal to the sum of (A) the Stated Value plus (B) an amount equal to the Accrual Amount plus (C) an amount equal to accrued and unpaid interest, if any, on cash dividends in arrears on such share of Series B Convertible Preferred Stock to the applicable Optional Redemption Date.

“Parity Dividend Stock” means any class or series of the Corporation’s capital stock ranking, as to dividends, on a parity with the Series B Convertible Preferred Stock.

“Parity Liquidation Stock” means any class or series of the Corporation’s capital stock having parity as to liquidation rights with the Series B Convertible Preferred Stock.

“Person” means any natural person, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company or association or similar entity or any government, governmental agency or political subdivision.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Limitation Event” means the failure of the Corporation to pay the applicable redemption price when due for some or all of the shares of Series B Convertible Preferred Stock required to be redeemed pursuant to Section 7 or Section 11 by reason of a restriction contained in the NGCL and such Redemption Limitation Event shall be deemed to continue until such redemption price is paid in full in accordance with the terms of this Certificate of Designations.

“Registration Statement” shall have the meaning provided in the Subscription Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Effective Date” means the date the Registration Statement is first declared effective by the SEC.

“Senior Dividend Stock” means any class or series of capital stock of the Corporation ranking senior as to dividends to the Series B Convertible Preferred Stock.

“Senior Liquidation Stock” means any class or series of capital stock of the Corporation ranking senior as to liquidation rights to the Series B Convertible Preferred Stock.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $.001 par value, of the Corporation.

“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, $.001 par value, of the Corporation.

“Stated Value” means $1,000 per share of Series B Convertible Preferred Stock.

“Subscription Agreement” means the Subscription Agreement by and between the Corporation and the original holders of shares of Series B Convertible Preferred Stock pursuant to which the shares of Series B Convertible Preferred Stock were issued.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation.

“Tender Offer” means a tender offer or exchange offer.

“Trading Day” means a day on whichever of (x) the national securities exchange, (y) the Nasdaq or (z) such other securities market, which at the time constitutes the principal securities market for the Common Stock, is open for general trading.

“Transaction Documents” shall have the meaning provided in the Subscription Agreement.

“Warrants” means the Common Stock Purchase Warrants issued by the Corporation in connection with the issuance of the shares of Series B Convertible Preferred Stock.

Section 2. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock”, and the number of shares constituting the Series B Convertible Preferred Stock shall be 3,000, and shall not be subject to increase. The Corporation shall not issue any shares of Series B Convertible Preferred Stock other than pursuant to the Subscription Agreement, unless such issuance shall have been approved by the Majority Holders. Any shares of Series B Convertible Preferred Stock which are redeemed by the Corporation and retired and any shares of Series B Convertible Preferred Stock which are converted in accordance with Section 10 shall be restored to the status of authorized, unissued and undesignated shares of the Corporation’s class of Preferred Stock and shall not be subject to issuance, and may not thereafter be outstanding, as shares of Series B Convertible Preferred Stock.

Section 3. [Reserved.]

Section 4. Rank. Subject to Section 12(b), all Series B Convertible Preferred Stock shall rank (i) senior to the Common Stock, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (ii) pari passu to the Series A Convertible

Preferred Stock, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, (iii) senior to any additional series of the class of Preferred Stock which series the Board of Directors may from time to time authorize, both as to the payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and (iv) senior to any additional class of preferred stock (or series of preferred stock of such class) which the Board of Directors or the stockholders may from time to time authorize in accordance herewith.

Section 5. Dividends and Distributions. (a) The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of $120.00 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of each share of Series B Convertible Preferred Stock and shall be payable quarterly on March 1, June 1, September 1 and December 1 of each year commencing December 1, 2004 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, which record dates must be not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board. Dividends on the Series B Convertible Preferred Stock shall be paid in cash or, in lieu of paying such dividends and subject to the limitations in Section 5(b) hereof, the amount of such dividends shall be included in the Accrual Amount for each share, at the option of the Corporation as hereinafter provided. The amount of the dividends payable per share of Series B Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends required to be paid in cash pursuant to Section 5(b) which are not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 14% per annum until paid (or such lesser rate as shall be the maximum rate allowable by applicable law). No dividends or other distributions, other than the dividends payable solely in shares of any Junior Dividend Stock, shall be paid or set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock, unless and until all accrued and unpaid cash dividends on the Series B Convertible Preferred Stock and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

If at any time any dividend on any Senior Dividend Stock shall be in arrears, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any Parity Dividend Stock for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B Convertible Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series B Convertible Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series B Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series B Convertible Preferred Stock (and interest on dividends in arrears at the rate specified herein) and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

Any references to “distribution” contained in this Section 5 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

(b) If (x) prior to any dividend payment date the Corporation notifies the holders of Series B Convertible Preferred Stock that the dividends with respect to such date will be paid in cash or (y) on any dividend payment date the Corporation is not in compliance in all material respects with its obligations to the holders of the Series B Convertible Preferred Stock (including, without limitation, its obligations under the Subscription Agreement, the Warrants and this Certificate of Designations) and such noncompliance continues for a period of ten days after notice thereof is given to the Corporation by any holder of Series B Convertible Preferred Stock, such dividends must be timely paid in cash. If clauses (x) or (y) of the foregoing sentence do not apply on any dividend payment date, the Corporation may, but shall not be required to, pay the applicable dividends in cash. The amount of any dividends not paid in cash shall be included in the Accrual Amount for each share of Series B Convertible Preferred Stock.

(c) Neither the Corporation nor any subsidiary of the Corporation shall redeem, repurchase or otherwise acquire in any one transaction or series of related transactions any shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock if the number of shares so repurchased, redeemed or otherwise acquired in such transaction or series of related transactions is more than 5% of the number of shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, outstanding immediately prior to such transaction or series of related transactions unless the Corporation or such subsidiary offers to purchase for cash from each holder of shares of Series B Convertible Preferred Stock at the time of such redemption, repurchase or acquisition the same percentage of such holder’s shares of Series B Convertible Preferred Stock as the percentage of the number of outstanding shares of Common Stock, Junior Dividend Stock or Junior Liquidation Stock, as the case may be, to be so redeemed, repurchased or acquired at a purchase price per share of Series B Convertible Preferred Stock equal to the greater of (i) (A) the Stated Value plus (B) an amount equal to the Accrual Amount plus (C) an amount equal to any accrued and unpaid interest on cash dividends in arrears and (ii) the Converted Market Price on the date of purchase pursuant to this Section 5(c).

(d) Neither the Corporation nor any subsidiary of the Corporation shall (1)

make any Tender Offer for outstanding shares of Common Stock, unless the Corporation contemporaneously therewith makes an offer, or (2) enter into an agreement regarding such a Tender Offer for outstanding shares of Common Stock by any person other than the Corporation or any subsidiary of the Corporation, unless such person agrees with the Corporation to make an offer, in either such case to each holder of outstanding shares of Series B Convertible Preferred Stock to purchase for cash at the time of purchase in such Tender Offer the same percentage of shares of Series B Convertible Preferred Stock held by such holder as the percentage of outstanding shares of Common Stock actually purchased in such Tender Offer at a price per share of Series B Convertible Preferred Stock equal to the greater of (i) (A) the Stated Value plus (B) an amount equal to the Accrual Amount plus (C) an amount equal to any accrued and unpaid interest on cash dividends in arrears and (ii) the Converted Market Price on the date of purchase pursuant to this Section 5(d).

Section 6. Liquidation Preference. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series B Convertible Preferred Stock equal to the Liquidation Preference, and no more, before any payment shall be made or any assets distributed to the holders of Junior Liquidation Stock; provided, however, that such rights shall accrue to the holders of Series B Convertible Preferred Stock only in the event that the Corporation’s payments with respect to the liquidation preference of the holders of Senior Liquidation Stock are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock and any Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series B Convertible Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution or winding up of the Corporation.

Section 7. Mandatory Redemption. (a) On the Mandatory Redemption Date, the Corporation shall redeem all outstanding shares of Series B Convertible Preferred Stock. The Corporation shall give a Mandatory Redemption Notice to the Holders not less than 30 or more than 35 Business Days prior to the Mandatory Redemption Date. Any failure or defect in the giving of the Mandatory Redemption Notice shall not affect the Corporation’s obligation to redeem the shares of Series B Convertible Preferred Stock pursuant to this Section 7.

(b) On the Mandatory Redemption Date (or such later date as a particular Holder shall surrender to the Corporation the certificate(s) for the shares of Series B Convertible Preferred Stock redeemed), the Corporation shall pay to or upon the order of each Holder by wire transfer of immediately available funds to such account as shall be specified for such purpose by such Holder an amount equal to the Mandatory Redemption Price of all of such Holder’s shares of Series B Convertible Preferred Stock to be redeemed that are outstanding on the Mandatory Redemption Date. A Holder of such shares of Series B Convertible Preferred Stock shall not be entitled to payment of the Mandatory Redemption Price of such shares of Series B Convertible Preferred Stock until such Holder shall have surrendered the certificate(s) for such shares of Series B Convertible Preferred Stock to the Corporation or, in the case of the loss, theft or destruction of any such certificate, given indemnity in accordance with Section 15(b).

(c) The Corporation shall not be entitled to give the Mandatory Redemption Notice with respect to, or to redeem, any shares of Series B Convertible Preferred Stock with respect to which a Conversion Notice has been given on a Conversion Date which is on or prior to the date on which the Mandatory Redemption Notice is given. If a Mandatory Redemption Notice has been given, thereafter the proceedings for such redemption shall not affect the rights of the Holders to convert in accordance with Section 10 any shares of Series B Convertible Preferred Stock called for redemption at any time prior to the Mandatory Redemption Date. If on the applicable Mandatory Redemption Date the Corporation fails to pay the Mandatory Redemption Price of any outstanding shares of Series B Convertible Preferred Stock to be redeemed in full to such Holder or to deposit the same with an Eligible Bank in accordance with Section 15(c), such Holder shall be entitled to convert in accordance with Section 10 the shares of Series B Convertible Preferred Stock of such Holder so called for redemption at any time after the Mandatory Redemption Date and prior to the date on which the Corporation pays the Mandatory Redemption Price in full to such Holder for all shares of Series B Convertible Preferred Stock to be redeemed from such Holder (together with any amount due to such Holder pursuant to Section 15(d)) or so deposits the same (together with any amount due to such Holder pursuant to Section 15(d)) and gives notice to such Holder of such deposit and in the case of any such conversion of any share of Series B Convertible Preferred Stock, upon delivery to the converting Holder of the shares of Common Stock issuable upon such conversion the Corporation shall have no further liability in respect of the Mandatory Redemption Price of such share of Series B Convertible Preferred Stock other than payment of the amount payable pursuant to Section 15(d) in respect of the period from the Mandatory Redemption Date to the Conversion Date for such conversion.

Section 8. No Sinking Fund. The shares of Series B Convertible Preferred Stock shall not be entitled to the benefits of any sinking fund for the redemption or repurchase of shares of Series B Convertible Preferred Stock.

Section 9. Limitation on Redemptions. Notwithstanding any other provision of this Certificate of Designations or applicable law to the contrary, in case the Corporation shall give a Mandatory Redemption Notice to the Holders or a Holder gives a Holder Notice to the Corporation, and on the date the Corporation gives such Mandatory Redemption Notice or the Holder gives such Holder Notice, as the case may be, or at any time thereafter to and including the applicable redemption date, the Corporation shall be restricted in redeeming shares of Series B Convertible Preferred Stock by reason of a Redemption Limitation Event (the “Limitation Shares”), then the Mandatory Redemption Date or Optional Redemption Date, as the case may be, for all Limitation Shares, so subject to redemption by the Corporation shall be extended to be the Extended Redemption Date. Any shares of Series B Convertible Preferred Stock for which there is an Extended Redemption Date shall remain convertible by the Holder in accordance with Section 10 at any time to and including the day prior to the applicable Extended Redemption Date. The Corporation shall give the Holder written notice as promptly as practical but not later than 3 Business Days after the date the Redemption Limitation Event is no longer occurring.

Section 10. Conversion.

(a) Conversion at Option of Holder. Subject to Section 10(g), the holders of the Series B Convertible Preferred Stock may at any time on or after the Issuance Date convert at any time all or from time to time any part of their shares of Series B Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as herein provided. Each share of Series B Convertible Preferred Stock may be converted at the office of the Conversion Agent or at such other additional office or offices, if any, as the Board of Directors may designate, into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the sum of (i) the Stated Value, (ii) an amount equal to the Accrual Amount on the share of Series B Convertible Preferred Stock being converted to the applicable Conversion Date, and (iii) accrued but unpaid interest on the dividends required to be paid in cash on the share of Series B Convertible Preferred Stock being converted in arrears to the applicable Conversion Date at the rate provided in Section 5 by (y) the Conversion Price for such Conversion Date.

(b) Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. (1) In order to exercise the conversion privilege with respect to the Series B Convertible Preferred Stock, a Holder shall give a Conversion Notice (or such other notice which is acceptable to the Corporation) to the Corporation and the Conversion Agent or to the office or agency designated by the Corporation for such purpose by notice to the Holders. A Conversion Notice may be given by telephone line facsimile transmission to the numbers set forth on the form of Conversion Notice.

(2) As promptly as practicable, but in no event later than five Trading Days, after a Conversion Notice is given, the Corporation shall issue and shall deliver to the Holder giving such Conversion Notice or such Holder’s designee the number of full shares of Common Stock issuable upon such conversion of shares of Series B Convertible Preferred Stock in accordance with the provisions of this Section 10 and deliver a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 10(b)(6).

(3) Each conversion of shares of Series B Convertible Preferred Stock shall be deemed to have been effected on the applicable Conversion Date, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on such Conversion Date the holder of record of the shares represented thereby; provided, however, that if a Conversion Date is a date on which the stock transfer books of the Corporation shall be closed such conversion shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the applicable Conversion Date.

(4) The Corporation shall notify a Holder of any claim by the Corporation of manifest error in a Conversion Notice within two Trading Days after such Holder gives such Conversion Notice and no such claim of error shall limit or delay performance of the

Corporation’s obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed for all purposes to be in proper form unless the Corporation notifies the Holder who gives a Conversion Notice by telephone line facsimile transmission within two Trading Days after such Conversion Notice has been given (which notice from the Corporation shall specify all defects in the Conversion Notice) and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if such Holder promptly undertakes to correct all such defects. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or other securities or property on conversion of shares of Series B Convertible Preferred Stock in a name other than that of such Holder, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The converting Holder shall be responsible for the amount of any withholding tax payable in connection with any conversion of shares of Series B Convertible Preferred Stock.

(5) (A) If a Holder shall have given a Conversion Notice in accordance with the terms of this Certificate of Designations, the Corporation’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by such Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to any Holder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Corporation to pursue any such claim in any other manner permitted by applicable law. The occurrence of an event which requires an adjustment of the Conversion Price as contemplated by Section 10(c) shall in no way restrict or delay the right of any Holder to receive certificates for Common Stock upon conversion of shares of Series B Convertible Preferred Stock and the Corporation shall use its best efforts to implement such adjustment on terms reasonably acceptable to the Majority Holders within two Trading Days after such occurrence.

(B) If the Corporation fails to issue and deliver the shares of Common Stock to a converting Holder in connection with a particular conversion of shares of Series B Convertible Preferred Stock within seven Trading Days after such Holder gives the Conversion Notice for such conversion, in addition to any other liabilities the Corporation may have hereunder and under applicable law (i) the Corporation shall pay or reimburse such Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by the Holder as a result of such failure, (ii) if as a result of such failure such Holder shall suffer any direct damages or liabilities from such failure (including, without limitation, margin interest and the cost of purchasing securities to cover a sale (whether by such Holder or such Holder’s securities broker) or borrowing of shares of Common Stock by such Holder for purposes of settling any trade involving a sale of shares of Common Stock made by such Holder during the period beginning on the Issuance Date and ending on the date the Corporation delivers or causes to be delivered to such Holder such shares of Common Stock, then the Corporation shall upon demand of such Holder pay to the Holder an amount equal to the actual direct, out-of-pocket damages and liabilities suffered by such Holder by reason thereof which such Holder documents to the reasonable satisfaction of the Corporation, and (iii) the Holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing), given at any time prior to delivery to such Holder of the shares of Common Stock issuable in connection with such exercise of the Holder’s conversion right, rescind such exercise and the Conversion Notice relating thereto, in which case such Holder shall thereafter be entitled to convert, in accordance with this Section 10 that portion of such shares of Series B Convertible Preferred Stock as to which such exercise is so rescinded. Notwithstanding the foregoing, the Corporation shall not be liable to such Holder under clause (ii) of the immediately preceding sentence to the extent the failure of the Corporation to deliver or to cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Corporation (it being understood that the action or failure to act of the Conversion Agent shall not be deemed an event outside the control of the Corporation except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, the bankruptcy, liquidation or reorganization of the Conversion Agent under any bankruptcy, insolvency or other similar law or any similar event outside the control of the Conversion Agent). A converting Holder shall notify the Corporation in writing (or by telephone conversation, confirmed in writing) as promptly as practicable following the third Trading Day after such Holder gives a Conversion Notice if such Holder becomes aware that such shares of Common Stock so issuable have not been received as provided herein, but any failure so to give such notice shall not affect the Holder’s rights under this Certificate of Designations or otherwise.

(6) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series B Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of such conversion, the Corporation shall pay lawful money of the United States of America for such fractional share, based on a value of one share of Common Stock being equal to the Market Price of the Common Stock on the applicable Conversion Date.

(c) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Corporation as follows:

(1) In case the Corporation shall on or after the Issuance Date pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following such Record

Date. If any dividend or distribution of the type described in this Section 10(c)(1) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(2) In case the Corporation shall on or after the Issuance Date issue rights or warrants (other than any rights or warrants referred to in Section 10(c)(4)) to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the applicable Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and the denominator shall be the number of shares of Common Stock outstanding on the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holder to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(3) In case the outstanding shares of Common Stock shall on or after the Issuance Date be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the earlier of the day following the day upon which such subdivision becomes effective and the day on which “ex-” trading of the Common Stock begins with respect to such subdivision shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the earlier of the day following the day upon which such combination becomes effective and the day on which “ex-” trading of the Common Stock with respect to such combination begins shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the earlier of the day following the day upon which such subdivision or combination becomes effective and the day on which “ex-” trading of the Common Stock begins with respect to such subdivision or combination.

(4) In case the Corporation shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Corporation (other than any dividends or distributions to which Section 10(c)(1) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants referred to in Section 10(c)(2) and dividends and distributions paid exclusively in cash and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 10(d) applies) (the foregoing hereinafter in this Section 10(c)(4) called the “Securities”)), then, in each such case, subject to the second paragraph of this Section 10(c)(4), the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which the numerator shall be the Current Market Price on such date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on such date of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holders shall have the right to receive upon conversion of shares of Series B Convertible Preferred Stock the amount of Securities such Holder would have received had such Holder converted such Holder’s shares of Series B Convertible Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 10(c)(4) by reference to the actual or when issued trading market for any Securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price to the extent possible.

Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to have been distributed for purposes of this Section 10(c) (and no adjustment to the Conversion Price under this Section 10(c) will be required) until the occurrence of the earliest Trigger Event. If any such rights or warrants, including any such existing rights or warrants distributed prior to the Issuance Date are subject to Trigger Events, upon the satisfaction of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such Trigger Event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof) (so that, by way of illustration and not limitation, the dates of issuance of any such rights shall be deemed to be the dates on which such rights become exercisable to purchase capital stock of the Corporation, and not the date on which such rights may be issued, or may become evidenced by separate certificates, if such rights are not then so exercisable). In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 10(c) was made (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

For purposes of this Section 10(c)(4) and Sections 10(c)(1) and (2), any dividend or distribution to which this Section 10(c)(4) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 10(c)(2) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which Section 10(c)(2) applies (and any Conversion Price reduction required by this Section 10(c)(4) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 10(c)(1) and (2) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “Record Date fixed for such determination” and “Record Date” within the meaning of Section 10(c)(1) and as “the date fixed for the determination of stockholders entitled to receive such rights or warrants”, “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and “such Record Date” within the meaning of Section 10(c)(2) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the Record Date fixed for such determination” within the meaning of Section 10(c)(1).

(5) In case the Corporation shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 10(d) applies or as part of a distribution referred to in Section 10(c)(4)) in an aggregate amount that, combined with (1) the aggregate amount of any other such distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 10(c)(5) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) of consideration payable in respect of any Tender Offer by the Corporation or any Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to Section 10(c)(6) has been made, exceeds 10% of the product of (x) the Current Market Price on the Record Date with respect to such distribution times (y) the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date, unless the Corporation elects to reserve such cash for distribution to the Holders upon the conversion of shares of Series B Convertible Preferred Stock (and shall have made adequate provision) so that the Holders will receive upon such conversion, in addition to the shares of Common Stock to which the Holders are entitled, the amount of cash which the Holders would have received if the Holders had, immediately prior to the Record Date for such distribution of cash, converted their shares of Series B Convertible Preferred Stock into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on such Record Date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on such Record Date and (ii) the denominator of which shall be equal to the Current Market Price on such Record Date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holders shall have the right to receive upon conversion of shares of Series B Convertible Preferred Stock the amount of cash the Holders would have received had the Holders converted all of their shares of Series B Convertible Preferred Stock immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(6) In case a Tender Offer on or after the Issuance Date made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall expire and such Tender Offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) that combined together with (1) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of such Tender Offer, of consideration payable in respect of any other Tender Offers, by the Corporation or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such Tender Offer and in respect of which no adjustment pursuant to this Section 10(c)(6) has been made and (2) the aggregate amount of any distributions to all holders of the Corporation’s Common Stock made exclusively in cash within 12 months preceding the expiration of such Tender Offer and in respect of which no adjustment pursuant to Section 10(c)(5) has been made, exceeds 10% of the product of the Current Market Price as of the last time (the “Expiration Time”) tenders could have been made pursuant to such Tender Offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to close of business on the date of the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered shares) at the

Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction (if any) to become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Corporation is obligated to purchase shares pursuant to any such Tender Offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such Tender Offer had not been made. If the application of this Section 10(c)(6) to any Tender Offer would result in an increase in the Conversion Price, no adjustment shall be made for such Tender Offer under this Section 10(c)(6).

(7) (A) In case at any time on or after the Issuance Date the Corporation shall issue shares of its Common Stock or Common Stock Equivalents (collectively, the “Newly Issued Shares”), other than an issuance pro rata to all holders of its outstanding Common Stock and other than an issuance in respect of which Section 10(c)(8) is applicable, at a price below the Current Fair Market Value of the Common Stock at the time of such issuance, then following such issuance of Newly Issued Shares the Conversion Price shall be adjusted as provided in this Section 10(c)(7). The Conversion Price following any such adjustment shall be determined by multiplying the Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the conversion of all options, warrants, purchase rights or convertible securities which are exercisable at the time of the issuance of the Newly Issued Shares) plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Corporation for the number of Newly Issued Shares would purchase at a price equal to the Current Fair Market Value of the Common Stock at the time of such issuance, and the denominator shall be the sum of (X) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the exercise or conversion of all options, warrants, purchase rights or convertible securities which are exercisable or convertible at the time of the issuance of the Newly Issued Shares) plus (Y) the number of Newly Issued Shares. The adjustment provided for in this Section 10(c)(7) may be expressed as the following mathematical formula:

	( O +(C / FMV))	x CP
NCP =	( O + N )

where,

C	=	aggregate consideration received by the Corporation for the Newly Issued Shares

N	=	number of Newly Issued Shares

O	=	number of shares of Common Stock outstanding (on a fully diluted basis, as described above) immediately prior to the issuance of the Newly Issued Shares

FMV	=	Current Fair Market Value of the Common Stock at the time of issuance of the Newly Issued Shares

CP	=	Conversion Price immediately prior to the issuance of the Newly Issued Shares

NCP	=	Conversion Price immediately after the issuance of the Newly Issued Shares

(B) Notwithstanding the foregoing, no adjustment shall be made under this Section 10(c)(7) by reason of:

(i) the issuance by the Corporation of shares of Common Stock pro rata to all holders of the Common Stock so long as (i) any adjustment to the Conversion Price that is required by Section 10(c)(1) is made and (ii) the Corporation shall have given notice of such issuance thereof to the Holders pursuant to Section 10(f);

(ii) the issuance by the Company of the shares of Series B Convertible Preferred Stock and the Warrants or shares of Common Stock upon conversion of Series B Convertible Preferred Stock or upon exercise of the Warrants in accordance with the terms hereof and thereof or any other issuance of securities solely to the Holders occurring on or before October 31, 2004;

(iii) the issuance by the Company of Newly Issued Shares in payment of dividends on shares of Series B Convertible Preferred Stock in accordance with the terms hereof;

(iv) the issuance of Common Stock upon conversion, exercise or exchange of, and in payment of interest or dividends on, Common Stock Equivalents outstanding on the Issuance Date in accordance with the terms thereof existing on the Issuance Date; or

(v) the issuance by the Company of Newly Issued Shares upon grant or exercise of options for employees, directors and consultants under a stock option, equity compensation or similar plan duly adopted by the Board of Directors.

(8) (1) In case at any time on or after the Issuance Date, the Company issues shares of Common Stock or Common Stock Equivalents that are not registered for sale by the Company in such offering under the 1933 Act or issues shares of Common Stock or Common Stock Equivalents in an offering of a type commonly known as a PIPE or an equity line, in any such case in an amount which, together with all other offerings by the Company that would be integrated with such offering for purposes of Regulation D under the 1933 Act, results in gross proceeds to the Company of at least $250,000, at a price per share at which the Company sells such shares of Common Stock or the price per share at which the holders of such Common Stock Equivalents are entitled to acquire shares of Common Stock upon conversion or exercise thereof which is less than the Conversion Price in effect at the time of such issuance, then following such issuance the Conversion Price shall be reduced to the lowest price per share at which such shares of Common Stock are issued or at which such Common Stock Equivalents may be exercised, if the same is lower than the Conversion Price in effect immediately prior to such issuance.

(2) If any adjustment in the Conversion Price is made pursuant to this Section 10(c)(8) in respect of any issuance of shares of Common Stock or Common Stock Equivalents, no adjustment in the Conversion Price shall be made by reason of such issuance pursuant to Section 10(c)(7).

(3) Notwithstanding the foregoing, no adjustment shall be made under this Section 10(c)(8) by reason of:

(i) the issuance by the Corporation of shares of Common Stock pro rata to all holders of the Common Stock so long as (i) any adjustment to the Conversion Price that is required by Section 10(c)(1) is made and (ii) the Corporation shall have given notice of such issuance thereof to the Holders pursuant to Section 10(f);

(ii) the issuance by the Company of the shares of Series B Convertible Preferred Stock or shares of Common Stock upon conversion of Series B Convertible Preferred Stock or upon exercise of the Warrants in accordance with the terms hereof and thereof or any other issuance of securities solely to the Holders occurring on or before October 31, 2004;

(iii) the issuance by the Company of Newly Issued Shares in payment of dividends on shares of Series B Convertible Preferred Stock in accordance with the terms hereof;

(iv) the issuance of Common Stock upon conversion, exercise or exchange of, and in payment of interest or dividends on, Common Stock Equivalents outstanding on the Issuance Date in accordance with the terms thereof existing on the Issuance Date; or

(v) the issuance by the Company of Newly Issued Shares upon grant or exercise of options for employees, directors and consultants under a stock option, equity compensation or similar plan duly adopted by the Board of Directors.

(9) The Corporation may make such reductions in the Conversion Price, in addition to those required by Sections 10(c)(1), (2), (3), (4), (5), (6), (7) or (8) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(10) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 10(c)(10) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value of the Common Stock or from par value to no par value or from no par value to par value.

(11) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly, but in no event later than five days thereafter, give notice to the Holders setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, but which statement shall not include any information which would be material non-public information for purposes of the 1934 Act. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(12) In any case in which this Section 10(c) provides that an adjustment shall become effective immediately after a Record Date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Holders in connection with any conversion of shares of Series B Convertible Preferred Stock after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holders any amount in cash in lieu of any fraction pursuant to Section 10(b)(6).

(13) For purposes of this Section 10(c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation other than dividends or distributions payable only in shares of Common Stock.

(d) Effect of Reclassification, Consolidation, Merger or Sale. (1) If any of the following events occur, namely (A) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (B) any consolidation, merger or combination of the Corporation with another corporation or other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (C) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation or other entity as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Corporation or the successor or purchasing corporation or other entity, as the case may be, shall prior to such transaction:

(x) amend its articles of incorporation or comparable instrument to provide that the shares of Series B Convertible Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash)

receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by the holder of a number of shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise such holder’s rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 10(d) the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares);

(y) in the case of any such successor or purchasing Person, such Person shall execute with each Holder a written agreement providing that upon such consolidation, merger, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Corporation for the performance of all of the Corporation’s obligations under this Certificate of Designations and the other Transaction Documents; and

(z) if registration or qualification is required under the 1933 Act or applicable state law for the public resale by the Holder of such shares of stock and other securities so issuable upon conversion of shares of Series B Convertible Preferred Stock, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, combination or sale.

Such amendment shall provide for, among other things, adjustments in the conversion rights of the Holders which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. If, in the case of any such reclassification, change, consolidation, merger, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation or other entity other than the successor or purchasing corporation or other entity, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such other corporation or other entity shall also so amend its articles of incorporation or comparable instrument and enter into such written agreement with each Holder. The certificate(s) of incorporation or comparable instruments so amended and such written agreement(s) of each such corporation or other entity shall also contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the redemption rights set forth in Section 11.

(2) The provisions of this Section 10(d) shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

(3) If this Section 10(d) applies to any event or occurrence, Section 10(c) shall not apply.

(e) Reservation of Shares; Shares to Be Fully Paid; Listing of Common Stock.

(1) The Corporation shall reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, solely for issuance upon conversion of the Series B Convertible Preferred Stock, sufficient shares to provide for the conversion of the Series B Convertible Preferred Stock from time to time as shares of Series B Convertible Preferred Stock are converted.

(2) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock, the Corporation shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

(3) The Corporation covenants that all shares of Common Stock issued upon conversion of the Series B Convertible Preferred Stock will be fully paid and non-assessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof.

(4) The Corporation covenants that if any shares of Common Stock to be provided for the purpose of conversion of the Series B Convertible Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

(5) The Corporation covenants that, so long as the Common Stock shall be listed on the AMEX, the NYSE or any other national securities exchange or Nasdaq, the Corporation shall obtain and, so long as the Common Stock shall be so listed on such market or exchange, maintain approval for listing thereon of all Common Stock issuable upon conversion of the Series B Convertible Preferred Stock.

(f) Notice to Holders Prior to Certain Actions. In case on or after the Issuance Date:

(1) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or

(2) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(3) the Board of Directors shall authorize any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger or other business combination transaction to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(4) there shall be pending the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

the Corporation shall give the holders of record of the Series B Convertible Preferred Stock, as promptly as possible but in any event at least ten Trading Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record who shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up shall be determined. Such notice shall not include any information which would be material non-public information for purposes of the 1934 Act. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. In the case of any such action of which the Corporation gives such notice to the holders of record of the Series B Convertible Preferred Stock or is required to give such notice to such holders, such holders shall be entitled to give a Conversion Notice which is contingent on the completion of such action.

(g) 9.9% Limitation. (1) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired at any time by a Holder upon conversion of shares of Series B Convertible Preferred Stock shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Warrants) that have limitations on the holder’s right to convert, exercise or purchase similar to the limitation set forth herein (the “Excluded Shares”)), together with all shares of Common Stock beneficially owned at such time (other than by virtue of the ownership of Excluded Shares) by Persons whose beneficial ownership of Common Stock would be aggregated with the beneficial ownership by such Holder for purposes of determining whether a group exists or for purposes of determining the Holder’s beneficial ownership (the “Aggregation Parties”), in either such case for purposes of Section 13(d) of the 1934 Act and Regulation 13D-G thereunder (including, without limitation, as the same is made applicable to Section 16 of the 1934 Act and the rules promulgated thereunder), would result in beneficial ownership by such Holder or such group of more than 9.9% of the shares of Common Stock for purposes of Section 13(d) or Section 16 of the 1934 Act and the rules promulgated thereunder (as the same may be modified by a particular Holder as provided herein, the “Restricted Ownership Percentage”). A Holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation in the event and only to the extent that Section 16 of the 1934 Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.9%. If at any time the limits in this Section 10(g) make the shares of Series B

Convertible Preferred Stock held by any Holder inconvertible in whole or in part, the Corporation shall not by reason thereof be relieved of its obligation to issue shares of Common Stock at any time or from time to time thereafter upon conversion of such shares of Series B Convertible Preferred Stock as and when shares of Common Stock may be issued in compliance with such restrictions.

(2) For purposes of this Section 10(g), in determining the number of outstanding shares of Common Stock at any time a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s then most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a public announcement by the Corporation that is later than any such filing referred to in the preceding clause (1) or (3) any other notice by the Corporation or its transfer agent setting forth the number shares of Common Stock outstanding and knowledge the Holder may have about the number of shares of Common Stock issued upon conversions or exercises of Series B Convertible Preferred Stock or other Common Stock Equivalents by any Person, including such Holder, which are not reflected in the information referred to in the preceding clauses (1) through (3). Upon the written request of any Holder, the Corporation shall within three Business Days confirm in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of Common Stock Equivalents, including the shares of Series B Convertible Preferred Stock and the Warrants, by the Holder or its affiliates, in each such case subsequent to, the date as of which such number of outstanding shares of Common Stock was reported.

Section 11. Redemption at Option of Holders.

(a) Redemption Right. If an Optional Redemption Event occurs, then, in addition to any other right or remedy of any holder of shares of Series B Convertible Preferred Stock, each holder of shares of Series B Convertible Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem all of such holder’s shares of Series B Convertible Preferred Stock, or any portion thereof, on the date that is 15 Business Days after the date such holder gives the Corporation a Holder Notice with respect to such Optional Redemption Event at any time while any of such holder’s shares of Series B Convertible Preferred Stock are outstanding, at a price equal to the Optional Redemption Price.

(b) Notices; Method of Exercising Optional Redemption Rights, Etc. (1) On or before the fifth Business Day after the occurrence of an Optional Redemption Event, the Corporation shall give to each Holder a Corporation Notice of the occurrence of such Optional Redemption Event and of the redemption right set forth herein arising as a result thereof. The Corporation Notice shall set forth:

(i) the date by which the optional redemption right must be exercised, and

(ii) a description of the procedure (set forth below) which each such Holder must follow to exercise such Holder’s optional redemption right,

and shall be accompanied by a Corporation Certificate with the information set forth therein being provided as of a date not more than 5 Business Days prior to the date the Corporation gives such Corporation Notice. No failure of the Corporation to give such notice or defect therein shall limit the right of any holder of shares of Series B Convertible Preferred Stock to exercise the optional redemption right or affect the validity of the proceedings for the redemption of such holder’s shares of Series B Convertible Preferred Stock.

(2) To exercise its optional redemption right, a Holder shall deliver to the Corporation on or before the 30th day after the notice required by Section 11(b)(1) is given to such Holder (or if no such notice has been given by the Corporation to such Holder, within 45 days after such Holder first learns of such Optional Redemption Event) a Holder Notice to the Corporation. At the Corporation’s option, a Holder Notice may be revoked by such Holder giving such Holder Notice by giving notice of such revocation to the Corporation at any time prior to the time the Corporation pays the Optional Redemption Price to such Holder.

(3) If a Holder shall have given a Holder Notice, on the date which is 15 Business Days after the date such Holder Notice is given (or such later date as such Holder surrenders such Holder’s certificates for the shares of Series B Convertible Preferred Stock to be redeemed) the Corporation shall make payment in immediately available funds of the applicable Optional Redemption Price to such account as specified by such Holder in writing to the Corporation at least one Business Day prior to the applicable redemption date.

(c) Other. (1) In connection with a redemption pursuant to this Section 11 of less than all of the shares of Series B Convertible Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three Business Days after surrender of such certificate to the Corporation, the Corporation shall issue and deliver to such Holder a replacement certificate for the shares of Series B Convertible Preferred Stock evidenced by such certificate which have not been redeemed.

(2) A Holder Notice given by a holder of shares of Series B Convertible Preferred Stock shall be deemed for all purposes to be in proper form unless the Corporation notifies such holder in writing within three Business Days after such Holder Notice has been given (which notice shall specify all defects in such Holder Notice), and any Holder Notice containing any such defect shall nonetheless be effective on the date given if such Holder promptly undertakes to correct all such defects. No such claim of error shall limit or delay performance of the Corporation’s obligation to redeem all shares of Series B Convertible Preferred Stock not in dispute whether or not such Holder makes such undertaking.

(3) If on or before a particular Optional Redemption Date the Corporation shall have failed to pay in full the Optional Redemption Price for all shares of Series B Convertible Preferred Stock to be redeemed to the Holder entitled thereto or to deposit the same with an Eligible Bank in accordance with Section 15(c), then without in any way relieving the Corporation of its obligation to pay such amount in accordance herewith (except to the extent expressly provided in this Section 11(d)(3)), the Holder of any such share of Series B Convertible Preferred Stock shall continue to have the right to convert such share of Series B Convertible Preferred Stock into Common Stock in accordance with Section 10 at any time prior to the date on which the Corporation pays the Optional Redemption Price of such share of Series B Convertible Preferred Stock to such Holder (together with any amount due to such holder pursuant to Section 15(d)) or so deposits the same (together with any amount due to such Holder pursuant to Section 15(d)) and gives notice to such Holder of such deposit; provided, however, that the shares of Common Stock received by such Holder upon any such conversion in certain circumstances may be subject to restrictions on resale by such Holder arising under applicable securities laws to the extent not registered for resale by such Holder pursuant to the Registration Statement. If a Holder converts all or any portion of such Holder’s shares of Series B Convertible Preferred Stock as permitted by this Section 11(d)(3), the amount of the Optional Redemption Price due to such Holder with respect to the number of shares of Series B Convertible Preferred Stock so converted shall be reduced by $1,000 for each share of Series B Convertible Preferred Stock so converted.

Section 12. Voting Rights; Certain Restrictions.

(a) Voting Rights. Except as otherwise required by law or expressly provided herein, shares of Series B Convertible Preferred Stock shall not be entitled to vote on any matter.

(b) Articles of Incorporation; Certain Stock. The affirmative vote or consent of the Majority Holders, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation’s Articles of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series B Convertible Preferred Stock, or (2) the creation and issuance of any Senior Dividend Stock or Senior Liquidation Stock; provided, however, that any increase in the authorized Preferred Stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights and any such increase or creation and issuance may be made without any such vote by the holders of Series B Convertible Preferred Stock except as otherwise required by law.

(c) Repurchases of Series B Convertible Preferred Stock. The Corporation shall not repurchase or otherwise acquire any shares of Series B Convertible Preferred Stock (other than pursuant to Sections 7 or 11) unless the Corporation offers to repurchase or otherwise acquire simultaneously a pro rata portion of each holder’s shares of Series B Convertible Preferred Stock for cash at the same price per share.

(d) Other. So long as any shares of Series B Convertible Preferred Stock are outstanding:

(1) Payment of Obligations. The Corporation will pay and discharge, and will cause each subsidiary of the Corporation to pay and discharge, when due all their respective obligations and liabilities which are material to the Corporation and its subsidiaries taken as a whole, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

(2) Maintenance of Property; Insurance. (A) The Corporation will keep, and will cause each subsidiary of the Corporation to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(B) The Corporation will maintain, and will cause each subsidiary of the Corporation to maintain, with financially sound and responsible insurance companies, insurance in at least such amounts and covering such risks as is reasonably adequate for the conduct of their businesses and the value of their properties.

(3) Conduct of Business and Maintenance of Existence. The Corporation will continue, and will cause each subsidiary of the Corporation to continue, to engage in business of the same general type as conducted by the Corporation and its operating subsidiaries at the time this Certificate of Designations is filed with the Secretary of State of the State of Nevada, and will preserve, renew and keep in full force and effect, and will cause each subsidiary of the Corporation to preserve, renew and keep in full force and effect, their respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business except, in the case of any such matter other than maintenance of the Corporation’s corporate existence, where the failure to do so would not have a material adverse effect on (i) the business, properties, operations, condition (financial or other), results of operation or prospects of the Corporation and the Subsidiaries, taken as a whole, or (ii) the ability of the Corporation to pay and perform its obligations under the Transaction Documents.

(4) Compliance with Laws. The Corporation will comply, and will cause each subsidiary of the Corporation to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Corporation and its subsidiaries taken as a whole.

(5) Investment Company Act. The Corporation will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended, or any successor provision.

(6) Limitations on Asset Sales, Liquidations, Etc.; Certain Matters. The Corporation shall not, and shall not permit any Subsidiary to:

(a) sell, convey or otherwise dispose of all or substantially all of its assets as an entirety or substantially as an entirety in a single transaction or in a series of related transactions; or

(b) liquidate, dissolve or otherwise wind up its affairs.

For purposes of the preceding clause (b), a consolidation or merger of the Corporation or any Subsidiary in and of itself shall not be considered a liquidation, dissolution or winding up of the Corporation or such Subsidiary.

(7) Listing Eligibility Reporting. The Corporation shall notify the Holders from time to time within five days after the Corporation first learns that it does not meet any of the applicable requirements for the continued listing of the Common Stock on the principal securities market or exchange on which the Common Stock is listed from time to time.

(8) Transactions with Affiliates. The Corporation will not, and will not permit any Subsidiary, directly or indirectly, to pay any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Corporation, except, on terms to the Corporation or such Subsidiary no less favorable than terms that could be obtained by the Corporation or such Subsidiary from a Person that is not an Affiliate of the Corporation, as determined in good faith by the Board of Directors.

(9) Limitation on Certain Issuances. The Corporation shall not (A) offer, sell or issue or enter into any agreement, arrangement or understanding to offer, sell or issue any Common Stock Equivalent for which the price at which the holder of such Common Stock Equivalent is entitled to acquire shares of Common Stock varies based on the market or trading price of the Common Stock, (B) offer, sell or issue, or enter into any agreement, arrangement or understanding to offer sell or issue any Common Stock or Common Stock Equivalent or terms which provide for adjustment or repricing of the purchase price or number of shares or other units of such Common Stock or Common Stock Equivalents other than pursuant to customary anti-dilution provisions or (C) enter into any agreement, arrangement or understanding under which the Corporation has the right or obligation to sell shares of Common Stock or Common Stock Equivalents at any time or from time to time at a price or prices based on the market or trading price of the Common Stock (including, without limitation any agreement, arrangement or understanding that is commonly known as an “equity line of credit” or “equity line”.

Section 13. Outstanding Shares. For purposes of this Certificate of Designations, all authorized and issued shares of Series B Convertible Preferred Stock shall be deemed outstanding except (i) from the applicable Conversion Date, each share of Series B Convertible Preferred Stock converted into Common Stock, unless the Corporation shall default in its obligation to issue and deliver shares of Common Stock upon such conversion as and when required by Section 10; (ii) from the date of registration of transfer, all shares of Series B Convertible Preferred Stock held of record by the Corporation or any subsidiary or Affiliate of the Corporation (other than an Affiliate of the Corporation who is a natural person or any original holder of shares of Series B Convertible Preferred Stock) and (iii) from the applicable Mandatory Redemption Date or Optional Redemption Date, all shares of Series B Convertible Preferred Stock which are redeemed or repurchased, so long as in each case the Mandatory Redemption Price, the Optional Redemption Price or other repurchase price, as the case may be, of such shares of Series B Convertible Preferred Stock shall have been paid by the Corporation as and when due hereunder.

Section 14. Forms of Notices. The forms of certain of the notices required or permitted under this Certificate of Designations shall be as provided in this Section 14 or as otherwise agreed by the Corporation and Majority Holders.

(a) Form of Notice of Conversion of Series B Convertible Preferred Stock.

NOTICE OF CONVERSION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

DWANGO NORTH AMERICA CORP.

TO:	Dwango North America Corp.	OR	Interwest Transfer Company, Inc.,
	200 West Mercer Street		as Conversion Agent
Suite 501
Seattle, Washington 98119

	Attention: Chief Executive Officer		Attention:

	Facsimile No.: (206) 286-1442		Facsimile No.: (801) 277-3147

(1) Pursuant to the terms of the Series B Convertible Preferred Stock (the “Preferred Stock”), of Dwango North America Corp., a Nevada corporation (the “Corporation”), the undersigned (the “Holder”) hereby elects to convert                      shares of the Preferred Stock, including $                 of accrued and unpaid dividends thereon (and $                 of Arrearage Interest, if any, thereon) into shares of Common Stock, $.001 par value (the “Common Stock”), of the Corporation, at a Conversion Price per share of Common Stock of $                , or such other securities into which the Preferred Stock is currently convertible. Capitalized terms used in this Notice and not otherwise defined herein have the respective meanings provided in the Certificate of Designations of Series B Convertible Preferred Stock.

(2) The number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock to which this Notice relates is                         .

(3) Please issue certificates for the number of shares of Common Stock or other securities into which such number of shares of Preferred Stock is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name	Name

Address	Address

SS or Tax ID Number	SS or Tax ID Number

Delivery Instructions
for Common Stock:

(4) If the shares of Common Stock issuable upon conversion of the Preferred Stock have not been registered for resale under the 1933 Act and this Notice is given prior to the end of the Registration Period under the Subscription Agreement by which the Holder is bound, the Holder represents and warrants that (i) the shares of Common Stock not so registered are being acquired for the account of the Holder for investment, and not with a view to, or for resale in connection with, the public distribution thereof other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act, and that the Holder has no present intention of distributing or reselling the shares of Common Stock not so registered other than pursuant to registration under the 1933 Act or an exemption from registration under the 1933 Act and (ii) the Holder is an “accredited investor” as defined in Regulation D under the 1933 Act. If the provisions of Rule 144(k) under the 1933 Act are inapplicable to the Holder with respect to the Conversion Shares to which this Notice relates, the Holder further agrees that (A) the shares of Common Stock not so registered shall not be sold or transferred unless either (i) such shares first shall have been registered under the 1933 Act or (ii) the Corporation first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Corporation to the effect that such sale or transfer is exempt from the registration requirements of the 1933 Act and (B) until such shares are registered for resale under the 1933 Act, the Corporation may place a legend on the certificate(s) for the shares of Common Stock not so registered to that effect and place a stop-transfer restriction in its records relating to the shares of Common Stock not so registered, all in accordance with the Subscription Agreement by which the Holder is bound.

Date
Signature of Holder
(Must be signed exactly as name
appears on the Preferred Stock Certificate.)

(b) Form of Mandatory Redemption Notice.

MANDATORY REDEMPTION NOTICE

(Section 7 of Certificate of Designations of

Series B Convertible Preferred Stock)

TO:
(Name of Holder)

(1) Pursuant to the terms of the Series B Convertible Preferred Stock (the “Preferred Stock”), Dwango North America Corp., a Nevada corporation (the “Corporation”), hereby notifies the above-named holder (the “Holder”) that the Corporation is redeeming shares of Preferred Stock held by the Holder in accordance with Section 7 of the Certificate of Designations of the Series B Convertible Preferred Stock (the “Certificate of Designations”).

(2) The Mandatory Redemption Date is                                 .

(3) The Mandatory Redemption Price per share of Preferred Stock is $                .

(4) Upon surrender to the Corporation of the certificate(s) for the shares of Preferred Stock to be redeemed (but in no event earlier than the Mandatory Redemption Date), the Corporation will make payment of the Mandatory Redemption Price in accordance with the Certificate of Designations.

(5) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designations.

Date:	DWANGO NORTH AMERICA CORP.

By
Title:

(c) Form of Corporation Notice.

CORPORATION NOTICE

(Section 11(b)(1) of Certificate of Designations of

Series B Convertible Preferred Stock)

TO:
(Name of Holder)

(1) An Optional Redemption Event described in the Certificate of Designations (the “Certificate of Designations”) of Series B Convertible Preferred Stock (the “Preferred Stock”) of Dwango North America Corp., a Nevada corporation (the “Corporation”), occurred on                     . As a result of such Optional Redemption Event, the above-named holder (the “Holder”) is entitled to exercise its optional redemption rights pursuant to Section 11(b)(2) of the Certificate of Designations.

(2) The Holder’s optional redemption rights must be exercised on or before                     ,           .

(3) On or before the date set forth in the preceding paragraph (2), the Holder must deliver to the Corporation a Holder Notice, in the form set forth in Section 14(d) of the Certificate of Designations.

(4) In order to receive payment of the Optional Redemption Price of the shares of Preferred Stock to be redeemed, the Holder must deliver to the Corporation the certificates for the shares of Preferred Stock to be redeemed, duly endorsed for transfer to the Corporation of the shares to be redeemed.

(5) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designations.

Date	DWANGO NORTH AMERICA CORP.

By
Title:

(d) Form of Holder Notice.

HOLDER NOTICE

(Section 11(b)(2) of Certificate of Designations of

Series B Convertible Preferred Stock)

TO: DWANGO NORTH AMERICA CORP.

(1) Pursuant to the terms of the Series B Convertible Preferred Stock (the “Preferred Stock”) of Dwango North America Corp., a Nevada corporation (the “Corporation”), the undersigned holder (the “Holder”) hereby elects to exercise its right to require redemption by the Corporation pursuant to Section 11 of the Certificate of Designations of Series B Convertible Preferred Stock (the “Certificate of Designations”) of                  shares of Preferred Stock at an Optional Redemption Price per share in cash equal to the sum of (a) the Stated Value plus (b) an amount equal to $                 of accrued and unpaid dividends (the Accrual Amount) on each share of Series B Convertible Preferred Stock to be redeemed to the Optional Redemption Date plus (c) an amount equal to accrued and unpaid interest, if any, on cash dividends in arrears on such share of Series B Convertible Preferred Stock to the Optional Redemption Date.

(2) The aggregate Optional Redemption Price of all shares of Preferred Stock to be redeemed from the Holder pursuant to this Notice is $            .

(3) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designations.

Date:	NAME OF HOLDER:

By
Signature of Registered Holder
(Must be signed exactly as name
appears on the stock certificate.)

Section 15. Miscellaneous.

(a) Notices. Any notices required or permitted to be given under the terms of this Certificate of Designations shall be in writing and shall be delivered personally (which shall include telephone line facsimile transmission) or by courier and shall be deemed given upon receipt, if delivered personally or by courier (a) in the case of the Corporation, addressed to the Corporation at 200 West Mercer Street, Suite 501, Seattle, Washington 98119, Attention: Chief Executive Officer (telephone line facsimile transmission number (206) 286-1442), or (b) in the case of any holder of shares of Series B Convertible Preferred Stock, at such holder’s address or telephone line facsimile transmission number shown on the stock books maintained by the Corporation with respect to the Series B Convertible Preferred Stock or such other address as the Corporation shall have provided by notice to the holders of shares of Series B Convertible Preferred Stock in accordance with this Section or any holder of shares of Series B Convertible Preferred Stock shall have provided to the Corporation in accordance with this Section.

(b) Replacement of Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series B Convertible Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series B Convertible Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security if such holder has and agrees to maintain reasonably sufficient assets to support the indemnity) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series B Convertible Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series B Convertible Preferred Stock without charge to such holder.

(c) Payment on Redemption; Deposit of Redemption Price. If any share of Series B Convertible Preferred Stock is to be redeemed as provided in Section 7 or 11 and any notice required in connection therewith shall have been timely given as provided therein, the applicable redemption price of such share of Series B Convertible Preferred Stock to be so redeemed and with respect to which any such notice has been given shall become due and payable on the applicable redemption date. On and after such redemption date, provided that the Corporation shall have paid such redemption price to the respective Holders who are entitled thereto on or prior to the applicable redemption date or shall have deposited with an Eligible Bank on or prior to such redemption date, to be held in trust for the respective Holders entitled thereto, an amount sufficient to pay the applicable redemption price, then on such redemption date the dividends on such share of Series B Convertible Preferred Stock shall cease to accrue, and such share of Series B Convertible Preferred Stock shall be deemed not to be outstanding and the Holder thereof shall not be entitled to any rights of a Holder except to receive payment of the applicable redemption price and all other rights hereunder with respect to such share of Series B Convertible Preferred Stock shall cease. So long as the Corporation shall have so paid or deposited the full amount of the applicable redemption price on a timely basis, no Holder shall be entitled to interest on the amount so held by such Eligible Bank and, so long as the Corporation shall be in compliance in all material respects with its obligations to the Holders (including, without limitation, its obligations under the Transaction Documents), the Corporation shall be entitled to any interest paid by such Eligible Bank on the funds so deposited, subject to applicable abandoned property and escheat laws. On presentation and surrender of the certificate for such share of Series B Convertible Preferred Stock, such share shall be redeemed at the applicable redemption price.

(d) Overdue Amounts. Except as otherwise specifically provided in Section 5 with respect to dividends in arrears on the Series B Convertible Preferred Stock, whenever any amount which is due to any holder of shares of Series B Convertible Preferred Stock is not paid to such holder when due, such amount shall bear interest at the rate of 14% per annum (or such other rate as shall be the maximum rate allowable by applicable law) until paid in full.